Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:	That the Board of Directors of the Corporation, at a meeting duly held, has adopted, in accordance with the provisions of Section 242(b) of the General Corporation Law of the State of Delaware, an amendment to the Restated Certificate of Incorporation of the Corporation, whereby Section 4.1 of Article FOURTH thereof is changed so that, as amended, said Section shall be read as follows:

“FOURTH: Authorized Capital.

4.1 Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 201,000,000 shares, consisting of:

(a)	200,000,000 shares of Common Stock, each having a par value of one penny ($.01); and

(b)	1,000,000 shares of Preferred Stock, each having a par value of one penny ($.01).”

SECOND:	That said amendment has been consented to and authorized by a majority of the holders of the issued and outstanding stock entitled to vote at the Annual Meeting of Stockholders duly held on May 14, 2013 in accordance with the provisions of Section 242(b) of the General Corporation Law of the State of Delaware.

THIRD:	That said amendment was duly adopted in accordance with the provisions of Section 242(b) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer on this 14th day of May, 2013.

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

By:	/s/ David L. DeNinno
Name:	David L. DeNinno
Title:	Senior Vice President, General Counsel, and Secretary